Exhibit 10.4

Indemnity Transfer Agreement

(Applicable to domestic trade credit insurance)

This Agreement is entered into by three parties as below:

Insured:	Kunming Shenghuo Pharmaceutical (group) Co., Ltd.
Address:	No.2 Jingyou Road
Kunming Economy and Technology Development Area
Yunnan Province

Indemnity Beneficiary:	China Construction Bank Kunming Heping Branch
Address:	No.328 South Ring Road
Kunming City, Yunnan Province

Insurer:	Ping An Property & Casualty Insurance Company of China, Ltd.
Address:	Xinghe Development Centre Plaza
Fuhua Road, Futian District
Shenzhen, China

All of the three parties reached an agreement as below in accordance to Article 25 under Basic Provisions:

1.	The Insured hereby transfers the indemnity rights of the insurance policy number 11619030901009000001 (hereinafter referred to as the “Insurance Policy”) to the Indemnity Beneficiary.

2.

The Insurer agrees to the transfer and promises to make indemnity payable to the Indemnity Beneficiary under the Insurance Policy, provided that the interests of third party (whose rights to indemnification under the laws are superior to that of bank) are not affected.

3.

The Indemnity Beneficiary accepts this transfer and declares that it has full knowledge of the terms and conditions under the Insurance Policy with which it agrees to comply. The Indemnity Beneficiary agrees that its indemnity rights are no more than that of the Insured. In the event that the Insurer has claims or defenses against the Insured, such as liability exemptions, indemnity, and failure to perform duty defenses, all of those shall also be applicable to the Indemnity Beneficiary.

In the event that the Insured’s claims to accounts receivables are transferred to the Indemnity Beneficiary, the Indemnity Beneficiary hereby agrees that:

	-	The Indemnity Beneficiary may inform the Insurer instantly once it is aware of the occurrence of overdue debts. If the Indemnity Beneficiary claims indemnity from the Insurer, it shall provide all written evidence related to the debts, all documents related to assignments of the debts, and submit a form “Notice of Occurrence of Overdue Debts and Application for the Involvement of the Insurer” (the form is attached).

-

The Indemnity Beneficiary agrees and accepts the terms and conditions under the Basic Provisions Article 8, 9, 10, 11, and 12 under Section 4, and Article 20 and 21 under Section 5, as well as the supplementary terms C.102 No.4.

To avoid any disagreement or disputes during the course of indemnity payment, the Insurer may deem the actions taken by the Insured or Indemnity Beneficiary in the course of interest assignment as mutually-agreed actions between the Insured and the Indemnity Beneficiary. Any disputes regarding the interest assignment between the Insured and the Indemnity Beneficiary will not affect the payment of indemnities to the Indemnity Beneficiary by the Insurer.

4.	The Insured agrees that this Agreement will not release any of its obligations under the Insurance Policy.

Both the Insured and the Indemnity Beneficiary agree that Insurer may not have the obligations to indemnify either of them, in the event that they fail to satisfy their obligations set forth in the insurance contract.

When insured losses happen, the Insured shall claim against the Insurer directly. The Insured shall be responsible for the losses of the Indemnity Beneficiary as a result of the Insured’s failure to exercise its rights to claim in time. The Indemnity Beneficiary has the right to claim against the Insurer in the event that the Insured’s rights to claim against its debtors as a creditor are also transferred to the Indemnity Beneficiary.

5.

The Indemnity Beneficiary has the right to know everything contained in the Insurance Policy, (including but not limited to the terms and conditions, endorsements, and line of credit). If there are any changes made to the terms of the Insurance Policy, the Insured or the Insurer shall inform each other and the Indemnity Beneficiary in writing.

6.

Before the Insurance Policy expires, if the Insured requests changes or termination of the Insurance Policy unilaterally, the Insured shall obtain the written approval of the Indemnity Beneficiary in advance. The Insurer shall not accept such requests by the Insured by the reason of incomplete documents if the written approval by the Indemnity Beneficiary is not attached.

7.	This Agreement is applicable to all debts insured under the Insurance Policy. This Agreement is signed in triplicate and effective as of June 9, 2009.

Insured:	Kunming Shenghuo Pharmaceutical (Group) Co. Ltd
(Stamp)
?hua Gao (signed)

Indemnity Beneficiary:	China Construction Bank Kunming Heping Branch
(Stamp)
Tao Yang (signed)

Insurer:	Ping An Property & Casualty Insurance Company of China, Ltd.
Special Seal for Policy
No.738
(Stamp)
Yi Qing (signed)